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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549


                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        February 7, 1999
        Date of Report (Date of earliest event reported)

                   SABRE HOLDINGS CORPORATION
     (Exact name of registrant as specified in its charter)


      Delaware                1-12175          75-2662240
   (State or other      (Commission File No.) (IRS Employer
jurisdiction of incorporation)               Identification No.)



                     4255 Amon Carter Blvd.
                    Fort Worth, Texas 76155
      (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (817) 963-6400



  (Former name or former address, if changed since last report.)




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Item 5.  Other Events.
     Sabre Holdings Corporation (the "Registrant") declared on February 7, 2000 a one-time cash dividend on all outstanding shares of the Registrant's Class A Common Stock (which is listed on the New York Stock Exchange) and on all outstanding shares of the Registrant's Class B Common Stock (which is held by AMR Corporation ("AMR")). The dividend will consist of cash payments in the aggregate amount of six hundred seventy five million dollars ($675,000,000) or approximately five dollars and twenty cents ($5.20) per share of the Registrant's outstanding common stock. The dividend will be paid by check on February 18, 2000 to the Registrant's shareholders of record at the opening of regular trading on the New York Stock Exchange on February 15, 2000.

     The Registrant believes that the entire amount of the payment will be a taxable dividend for United States federal income tax purposes. Shareholders that are corporations should check with their tax advisors as to whether the payment constitutes an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Shareholders with special circumstances may be subject to applicable withholding taxes (for example, backup withholding taxes).

     To effect the cash dividend, the Registrant's principal operating company, Sabre Inc., will borrow approximately three hundred fifty million dollars ($350,000,000) in bank financing and will make available to the Registrant the loan proceeds plus three hundred twenty five million dollars ($325,000,000) in cash. The bank financing will result in additional 2000 interest expense of approximately $23 million and the reduction in cash and short term investments will result in the elimination of approximately $17 million of 2000 interest income, as compared to prior years.

     AMR declared on February 7, 2000 its intent to distribute a dividend on all outstanding shares of AMR's common stock. AMR stated that the dividend will consist of AMR's entire ownership interest in the Registrant. To effect the stock dividend, AMR announced that it would exchange all of its one hundred seven million three hundred seventy four thousand (107,374,000) shares of the Registrant's Class B Common Stock for an equal number of shares of the Registrant's Class A Common Stock. None of the Registrant's Class B Common Stock would remain outstanding following the exchange.

     AMR stated that its shareholders of record at the close of regular trading on the New York Stock Exchange on March 1, 2000 would receive approximately seven tenths (0.7) of one share of the Registrant's Class A Common Stock for each share of AMR common stock. AMR announced that it intends to distribute the Registrant's shares on March 15, 2000.

     The Registrant intends to file with the Securities and Exchange Commission a registration statement on Form 8-A with respect to the Registrant's shares of Class A Common Stock to be distributed by AMR, and to file with the New York Stock Exchange a subsequent listing application that would include such shares. As a result of the AMR dividend, and upon the effectiveness of those filings, the amount of the Registrant's publicly traded Class A Common Stock would increase by one hundred seven million three hundred seventy four thousand (107,374,000) shares.

     Information about the above events is described in the news release which is attached as an exhibit to this Form 8-K and is incorporated by this reference.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.

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          The following exhibits are filed herewith:

     Exhibit No.    Description of Exhibit

          99.1      News Release dated February 8, 2000


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                           SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            SABRE HOLDINGS CORPORATION


                            By:    /s/   Andrew B. Steinberg
                            Name:  Andrew B. Steinberg
                            Title: Executive Vice President, General Counsel
                                   and Corporate Secretary

Date: February 9, 2000

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                          EXHIBIT INDEX


     Exhibit No.    Description of Exhibit

          99.1      News Release dated February 8, 2000